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                                                                   EXHIBIT 10.12

                   FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

      This First Amendment is made this 14th day of August, 1998 by and among James. F. Powers, David J. Powers and Michele R. Powers, as Sellers (the "Sellers"), and Dover Saddlery, Inc., a Delaware corporation having its principal place of business at 75 Gilcrest Road, Suite 200, Londonderry, NH 03053, as Buyer (the "Buyer").

      Reference is made a certain Stock Purchase Agreement (the "Purchase Agreement") of even date herewith by and among Sellers and Buyer providing for the sale of Dover Saddlery, Inc., a Massachusetts corporation (not to be confused with Buyer) and having its principal offices in Holliston, MA (the "Company"). For good and valuable consideration from each party to the other, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Purchase Agreement as follows:

      1. Except as expressly provided below in Section 2 of this First Amendment, the Survival Period, as such is defined in Section 10.5(b) of the Purchase Agreement, for the Buyer's right to assert an indemnification claim pertaining to the representations and warranties of Sellers under Section 3. 5 of the Purchase Agreement shall not be the three (3) year period set forth in
Section 10.5(b) of the Purchase Agreement, but rather shall be until the Twelve Month Date (plus, the additional days, if any, allowed in Section 10.5(b)(i)).

      2. Notwithstanding Section 1 of this First Amendment, the Survival Period fur the Buyer's right to assert an indemnification claim pertaining to the representations and warranties of Sellers under Section 3.15 shall be three (3) years from the Closing Date if and only to the extent that such claim seeks Damages directly arising out of the successful disallowance by a federal or state taxing authority or court of any compensation expense deduction taken by the Company with respect to monies paid as salaries, bonuses or other forms of compensation to any of the Sellers for any period prior to the Closing Date. Without intending to suggest any limitation to the provisions of Section 10.5(c), any such claim shall be subject to the provisions of Section 10.5(c) of the Purchase Agreement. No claims maybe asserted against Sellers or Buyer under the Purchase Agreement after the Twelve Month Date except as expressly permitted by (a) Sections 10.5(b)(i) or 10.5(b)(iii) of the Purchase Agreement, or
(b).Section 2 of this First Amendment. .

      Executed under seal of the date above written.

Dover Saddlery, Inc.,
   a Delaware Corporation

By: /s/ Stephen L. Day                          /s/ David J. Powers
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    Stephen L. Day, President                   David J. Powers

/s/ Michele R. Powers                           /s/ James F. Powers
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Michele R. Powers                               James F. Powers